EXHIBIT 10.16

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote such omissions.

AMENDED AND RESTATED LICENSE AGREEMENT

This is a License Agreement between IntraLase, Inc., a Delaware corporation, with offices located at 30 Hughes, Suite 208, Irvine, California 92618 (“LICENSEE”), and Escalon Medical Corp., a Delaware corporation (“ESCALON”). This Agreement amends and restates that certain License Agreement dated October 23, 1997 by and between LICENSEE and ESCALON. This Agreement is effective as of the date executed by both LICENSEE and ESCALON (the “Effective Date”).

Witnesseth

NOW, THEREFORE, in consideration of the respective covenants herein and intending to be legally bound hereby, the parties agree as follows:

1. BACKGROUND.

1.1 ESCALON is engaged in the research, development and marketing of ophthalmic medical devices and pharmaceuticals and has developed rights, including patented and potential patentable rights, relating to ultrafast laser technology.

1.2 LICENSEE is engaged in the research and development of ultrafast laser technology in collaboration with the University of Michigan’s Center for Ultrafast Optical Science.

1.3 LICENSEE desires to obtain and ESCALON desires to grant a license to the “TECHNOLOGY,” as defined herein below, on the terms and conditions listed below.

2. DEFINITIONS.

2.1 “Equipment and Inventory” shall mean those equipment and inventory items identified on Exhibit B attached hereto which ESCALON will transfer to the LICENSEE for the development of the “Products” defined below.

2.2 “Field of Use” shall refer to use of ultrafast laser medical instruments for human health and human cosmetic applications.

2.3 “First Commercial Sale” shall mean the first sale of any Product within the Field of Use by LICENSEE or a Sublicensee, other than for use in clinical trials being conducted to obtain FDA or other governmental approvals to market Products.

2.4 “Licensed Patent(s)” shall mean: (a) those patents and patent applications identified on Exhibit A attached hereto; (b) all patents and patent applications in which ESCALON has or acquires a property interest which covers an invention included in the TECHNOLOGY; and (c) substitutions, extensions, reissues, renewals, divisions, continuations, continuations-in-part and foreign equivalent patent applications and Patent Cooperation Treaty filings of or from (a) or (b) and all patents issuing therefrom.

2.5 “Net Sales” shall mean the sum, over the term of this Agreement, of all amounts received and all other consideration received (or, when in a form other than cash or its equivalent, the fair market value thereof when received) by LICENSEE and all Sublicensees from persons or entities due to or by reason of the sale, distribution or use of Products, less the following deductions and offsets, but only to the extent such sums are otherwise included in the computation of Net Sales, or are paid by LICENSEE and not otherwise reimbursed: (a) refunds, rebates, replacements or credits actually allowed and taken by purchasers for return of Products; (b) customary trade, quantity and cash discounts actually allowed and taken; (c) excise, value-added, and sales taxes actually paid by LICENSEE or Sublicensees for Products; and (d) shipping and handling charges actually paid by LICENSEE or Sublicensees for Products.

2.6 “Parties”, in singular or plural usage as required by the context, shall mean LICENSEE and/or ESCALON.

2.7 “Product(s)” shall mean: (a) any goods or services whose manufacture, use or sale in any country would, but for this Agreement, comprise an infringement, including contributory infringement, of one or more Valid Claims; and (b) any goods or services incorporating, or the manufacture, use or sale of which utilizes the TECHNOLOGY.

2.8 “Required $1,000,000 Funding Closing” shall mean the completion by LICENSEE of a sale of stock or round of equity investment financing after which the sum total of private, cash (non-debt) equity investment received by LICENSEE in exchange for all outstanding shares, when added to all SBIR grant funding actually paid to LICENSEE, is equal to or greater than $1,000,000.

2.9 “Royalty Quarter(s)” shall mean the three-month periods ending on the last day of March, June, September and December of each year.

2.10 “Sublicensee(s)” shall mean any person or entity sublicensed by LICENSEE under this Agreement to make, have made, use, market or sell Products designed and marketed for use in the Field of Use.

2.11 “Sublicensing Revenues” shall mean all amounts received and all other consideration received (or, when in a form other than cash or its equivalent, the fair market value thereof when received) by LICENSEE pursuant to any sublicense to a Sublicensee, excluding payments or other consideration reasonably documented by LICENSEE and for or in the form of: (a) the purchase of LICENSEE stock or other securities or evidences of ownership in LICENSEE; (b) for or as reimbursement for the conduct of sponsored research or development; (c) for or as reimbursement for patenting or other out-of-pocket expenses; or (d) earned royalties based upon a percentage of net sales revenues derived from the sale or use of Products by a Sublicensee (that is, “Sublicensing Revenues” will include, for example, sublicense issue fees, milestone payments, annual fees or royalties, and other license fees, but not earned royalties based on Product sales).

2.12 “TECHNOLOGY”, as used in this Agreement, shall mean all information, manufacturing techniques, data, designs or concepts (whether or not such specific information, manufacturing techniques, data, designs or concepts are or become publicly known or available) developed by ESCALON which relate to methods and apparatus for laser-assisted opthalmic surgical procedures.

TECHNOLOGY shall include inventions which are Research Collaboration Developments.

2.13 “Valid Claim(s)” means any claim(s) in an unexpired patent or pending in a patent application included within the Licensed Patents which has not been held unenforceable, unpatentable, or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer. If in any country there should be two or more such decisions conflicting with respect to the validity of the same claim, the decision of the higher or highest tribunal shall thereafter control; however, should the tribunals be of equal rank, then the decision or decisions upholding the claim shall prevail when the conflicting decisions are equal in number, and the majority of decisions shall prevail when the conflicting decisions are unequal in number.

3. GRANT OF LICENSE.

3.1 ESCALON hereby grants to LICENSEE the exclusive, world-wide license under ESCALON’s rights in the Licensed Patents to make, have made, use, market and/or sell Products designed and marketed solely for use in the Field of Use; with the right to grant sublicenses to Sublicensees subject to the terms and provisions of Section 8 below.

3.2 ESCALON hereby grants to LICENSEE the world-wide right to practice the TECHNOLOGY to make, have made, use, market and/or sell Products designed and marketed solely for use in the Field of Use. During the term of this Agreement ESCALON covenants not to enter into any agreement allowing any other party to commercially practice the TECHNOLOGY to make, have made, use, market and/or sell Products designed and/or marketed for use in the Field of Use.

3.3 ESCALON reserves the right to license and practice the TECHNOLOGY and the Licensed Patents for any purpose outside of the Field of Use. (Licenses by ESCALON to third parties for practice of the TECHNOLOGY shall only be granted outside of the Field of Use and shall allow sublicensing only outside of the Field of Use.)

3.4 ESCALON further transfers to LICENSEE the rights of ownership to the Equipment and Inventory (Exhibit B) for use in the development of the Products upon the LICENSEE obtaining a minimum funding of $250,000.

4. CONSIDERATION.

4.1 In exchange for the exclusive license granted under Section 3 of this Agreement, LICENSEE shall transfer to ESCALON shares of the LICENSEE’s common stock representing *** the outstanding common stock of the LICENSEE as of the Effective Date, such shares, upon issuance, will be validly issued, fully paid and nonassessable.

4.2 As additional consideration for the exclusive license granted under Section 3 of this Agreement, LICENSEE agrees to use its best efforts to complete the Required $1,000,000 Funding Closing within 18 months from the effective date of this Agreement. If the Required $1,000,000 Funding Closing is not completed within 18 months of the effective date of this Agreement, then this Agreement and the license rights conveyed herein shall terminate.

4.3 LICENSEE shall also pay ESCALON, with respect to each Royalty Quarter, a royalty equal to:

(i) *** the Net Sales of all Products; and

***	Material has been omitted pursuant to a request for confidential treatment.

(ii) *** of the Net Sales of all other Products, where such Net Sales are generated within five (5) years of the First Commercial Sale or ten (10) years from the Effective Date, whichever period is longer.

4.4 LICENSEE shall also pay ESCALON, with respect to each Royalty Quarter, a fee equal to *** Sublicensing Revenues.

4.5 The obligation to pay ESCALON a royalty under this Section 4 is imposed only once with respect to the same unit of Product regardless of the number of Valid Claims or Licensed Patents covering the same; however, for purposes of determination of payments due hereunder, whenever the term “Product” may apply to a property during various stages of manufacture, use or sale, Net Sales, as otherwise defined, shall be derived from the sale, distribution or use of such Product by LICENSEE or Sublicensees at the stage of its highest invoiced value to unrelated third parties.

4.6 LICENSEE shall pay to ESCALON an annual license maintenance fee. This annual fee shall accrue in the Royalty Quarter ending in March of the years specified below, and shall be due and payable and included with the report for that quarter. Each annual fee may be credited by LICENSEE in full against all royalties otherwise to be paid to ESCALON for the calendar year in which the specific annual fee is paid. The year for which credits against royalties may be taken includes the Royalty Quarter in which the annual fee accrues and the next three Royalty Quarters.

If LICENSEE defaults in the payment of any annual license maintenance fee, and fails to remedy that default within thirty (30) days after written notice by ESCALON, then this Agreement and the license rights conveyed herein shall terminate.

The annual license maintenance fees shall be as follows:

(1) In 1999: $5,000.00;

(2) In 2000: $10,000.00; and

(3) In 2001 and in each year thereafter during the term of this Agreement: $15,000.00.

4.7 If it is necessary for LICENSEE to take any license(s), in a given country, under valid third party patents which would be infringed by the practice of the Licensed Patents or TECHNOLOGY in that country (other than a license from the Regents of the University of Michigan or to rights held or transferred by the Regents of the University of Michigan), then LICENSEE can deduct up to *** of the royalties otherwise due and payable in each Royalty Quarter under Section 4.3 above for Net Sales in that country, until such time as LICENSEE has recovered an amount equal to *** of the royalty paid to such third parties; provided that in no event shall such deducted amounts be applied to reduce or require reimbursement of the annual fees required under Section 4.6. This Section is not intended to imply an obligation upon ESCALON to reimburse LICENSEE’s above-described third-party royalties; the rights granted to LICENSEE in this Section shall not exceed the ability of the above-described mechanism (i.e., a deduction of *** of royalties due upon Net Sales in the country in question) to reimburse such expenses. LICENSEE shall make an accounting to ESCALON of all such third-party royalties, and all resulting deductions from royalties otherwise due and payable to ESCALON, as part of its reporting obligations under Section 5 below.

***	Material has been omitted pursuant to a request for confidential treatment.

5. REPORTS.

5.1 Within ninety (60) days after the close of each Royalty Quarter during the term of this Agreement (including the close of any Royalty Quarter immediately following any termination of this Agreement), LICENSEE shall report to ESCALON all royalties accruing to ESCALON during such Royalty Quarter. Such quarterly reports shall indicate for each Royalty Quarter the gross sales and Net Sales of Products by LICENSEE and Sublicensees; such reports shall also indicate the source and amount of all Sublicensing Revenues and any other revenues with respect to which payments are due, and the amount of such payments, as well as the various calculations used to arrive at said amounts, including the quantity, description (nomenclature and type designation), country of manufacture and country of sale of Products. In case no payment is due for any such period, LICENSEE shall so report.

Until such time as Products are consistently being manufactured and sold in significant quantities by LICENSEE or Sublicensees, LICENSEE shall provide, along with the quarterly report for the final Royalty Quarter of each calendar year during the term of this Agreement, a detailed annual progress report specifying: LICENSEE’s and its Sublicensees’ Product research and development projects, the budgets for that year dedicated to and actually expended upon those projects, the staff dedicated to those projects, a summary of the results achieved under those projects, and a detailed schedule and timeline demonstrating a reasonable plan for the full development, marketing and distribution of Products. Should ESCALON elect, representatives of LICENSEE shall meet with representatives of ESCALON in Ann Arbor, Michigan, to discuss the contents of this annual progress report.

5.2 LICENSEE covenants that it will promptly establish and consistently employ a system of specific nomenclature and type designations for Products so that various types can be identified and segregated, where necessary; LICENSEE and Sublicensees shall consistently employ such system when rendering invoices thereon and henceforth agree to inform ESCALON, or its auditors, when requested as to the details concerning such nomenclature system as well as to all additions thereto and changes therein.

5.3 LICENSEE shall keep, and shall require its Sublicensees to keep, true and accurate records and books of account containing data reasonably required for the computation and verification of payments to be made as provided by this Agreement, which records and books shall be open for inspection upon reasonable notice during business hours by an independent certified accountant reasonably selected by ESCALON, for the purpose of verifying the amount of payments due and payable. Said right of inspection will exist for five (5) years from the date of origination of any such record (this five year right of inspection shall not be deemed to shorten any statute of limitations period applicable to any potential claim), and this requirement and right of inspection shall survive any termination of this Agreement. ESCALON shall be responsible for all expenses of such inspection, except that if such inspection reveals an underpayment of royalties to ESCALON in excess of ten percent (10%), then said inspection shall be at LICENSEE’s expense and such underpayment shall become immediately due and payable to ESCALON.

5.4 The reports provided for hereunder shall be certified by an authorized officer of LICENSEE to be correct to the best of LICENSEE’s and such officer’s knowledge.

6. TIMES AND CURRENCIES OF PAYMENTS.

6.1 Payments accrued during each Royalty Quarter shall be due and payable on the date each quarterly report is due (as provided in Section 5.1), shall be included with such report and shall be paid in United States dollars. LICENSEE agrees to make all payments due hereunder to ESCALON by check made payable to “Escalon Medical Corp,” and sent to ESCALON according to the provisions for notices set forth in Section 20 herein, or by wire transfer according to instructions to be provided by ESCALON upon request.

6.2 On all amounts outstanding and payable to ESCALON, interest shall accrue on an annualized basis from the date such amounts are due and payable at two percentage points above the prime lending rate as established from time to time by the Chase Manhattan Bank, N.A., in New York City, New York, or at such lower rate as may be required by law.

6.3 Where Net Sales are generated or Sublicensing Revenues are received in foreign currency, such foreign currency shall be converted into its equivalent in United States dollars at the exchange rate of such currency as reported (or if erroneously reported, as subsequently corrected) in the Wall Street Journal on the last business day of the Royalty Quarter during which such payments are received by LICENSEE (or if not reported on that date, as quoted by the Chase Manhattan Bank, N.A., in New York City, New York). LICENSEE may use the rate for selling foreign currency.

6.4 Except as provided in the definition of Net Sales, all royalty payments to ESCALON under this Agreement shall be without deduction for sales, use, excise, personal property or other similar taxes or other duties imposed on such payments by the government of any country or any political subdivision thereof; and any and all such taxes or duties shall be assumed by and paid by LICENSEE.

7. COMMERCIALIZATION.

7.1 It is understood that LICENSEE has the responsibility to do all that is necessary for any governmental approvals to manufacture and/or sell Products.

7.2 LICENSEE agrees to use reasonable efforts to develop Products, obtain any government approvals necessary, and manufacture and sell Products in an expeditious manner; and to effectively exploit, market and manufacture in sufficient quantities to meet anticipated customer demand and to make the benefits of the Products reasonably available to the public. Until these goals are met, LICENSEE affirms that it shall dedicate its resources substantially to the development of the TECHNOLOGY.

7.3 Within fifteen (15) days after the First Commercial Sale, LICENSEE shall report by written letter to ESCALON the date and general terms of that sale.

7.4 Within fifteen (15) days after the completion of the Required $1,000,000 Funding Closing, LICENSEE shall report by written letter to ESCALON the date and general terms, including the form and dollar amount of such funding (e.g., private, cash, equity received), of that closing.

8. SUBLICENSING.

8.1 LICENSEE shall have the exclusive right to grant sublicenses to its rights under Section 3 above to Sublicensees, to make, have made, use, market and sell Products designed and marketed solely for use in the Field of Use.

8.2 LICENSEE shall notify ESCALON of every sublicense agreement and each amendment thereto, within thirty (30) days after its execution, and provide a full copy of the agreement or amendment within such time period.

8.3 Any sublicense granted by LICENSEE under this Section 8 shall provide for its termination upon termination of this Agreement.

8.4 All sublicenses shall be consistent with the terms and conditions of this Agreement, and shall contain acknowledgments by the Sublicensee of ESCALON’s rights in the TECHNOLOGY and Licensed Patents, and the disclaimer of warranty and limitation on ESCALON’s liability, as provided by Section 12 below. All sublicenses shall also contain provisions under which the Sublicensee accepts duties which shall be at least equivalent to those accepted by the LICENSEE in the following Sections:

5.3	duty to keep records

12.4	duty to avoid improper representations or responsibilities

13.1	duty to defend, hold harmless, and indemnify ESCALON

13.3	duty to carry insurance (unless insurance on their behalf maintained by LICENSEE)

17	duty to control exports

18	duty to restrict the use of ESCALON’s name

19	duty to properly mark product with Patent notices

8.5 All sublicenses shall provide for each Sublicensee to pay taxes due, if any, in the same manner as set out in Section 6.4 above, or shall provide that the Sublicensee will be responsible for such taxes should the sublicense be assigned to ESCALON.

8.6 All sublicenses shall provide for the right of LICENSEE to assign its rights under the sublicense to ESCALON.

9. OWNERSHIP OF INTELLECTUAL PROPERTY.

9.1 ESCALON warrants without limitation and for LICENSEE’s benefit alone that ESCALON has neither licensed nor otherwise assigned or transferred the TECHNOLOGY and Licensed Patents to any party other than LICENSEE and has not subjected its rights in the TECHNOLOGY or the Licensed Patents to any encumbrance, lien or claim of ownership by any third party senior in interest to LICENSEE’S interest hereunder. LICENSEE acknowledges ESCALON’s ownership interest in all Licensed Patents as defined in Section 2.4 above.

9.2 ESCALON employees may be engaged as employees or consultants to LICENSEE or Sublicensees during the time of their employment with ESCALON. Where any material invention (whether or not patentable), discovery or computer software is conceived, reduced to practice or developed by developers/inventors acting as employees of or consultants to LICENSEE or

Sublicensees, and persons concurrently employed by ESCALON constitute part or all of that group of developers/inventors, then LICENSEE shall disclose to ESCALON full details of the nature of the invention, discovery or computer software, the circumstances of its conception, reduction to practice and/or development, and the persons constituting the group of developers/inventors.

9.3 LICENSEE acknowledges that ESCALON employees have certain obligations to ESCALON with respect to any invention, discovery or computer software which is conceived, reduced to practice or developed in whole or in part with the use of ESCALON funds, facilities or equipment, as part of research sponsored at ESCALON, or in the course of the performance of duties for ESCALON. These obligations include duties to disclose and assign such inventions, discoveries and computer software to ESCALON. Such obligations of ESCALON employees are not superseded by this Agreement. (However, ESCALON does not by this Agreement exert any claim to, or require any acknowledgment by LICENSEE of, rights to inventions, discoveries or computer programs not conceived, reduced to practice or developed in whole or in part with the use of ESCALON funds, facilities or equipment, as part of research sponsored at ESCALON, or in the course of the performance of duties for ESCALON.)

10. PATENT APPLICATIONS AND MAINTENANCE.

10.1 ESCALON shall control all aspects of filing, prosecuting, and maintaining Licensed Patents, including foreign filings and Patent Cooperation Treaty filings, using patent counsel reasonably acceptable to LICENSEE. LICENSEE shall, at its own expense, perform all actions and execute or cause to be executed all documents necessary to support such filing, prosecution, or maintenance. In the event that Escalon is unable or unwilling to prosecute or maintain Licensed Patents, LICENSEE will have such right, at its own expense, to file, prosecute or maintain such Licensed Patents.

10.2 ESCALON shall consult regularly with LICENSEE and, through the opportunity to review drafts and all correspondence with U.S. and foreign patent offices, and the right to consult on a full disclosure basis with ESCALON’s patent counsel, ESCALON shall endeavor to provide LICENSEE a meaningful opportunity to review and participate in all decisions regarding the filing, prosecution and maintenance of the Licensed Patents.

10.3 ESCALON may in its sole discretion decide to refrain from or to cease prosecuting or maintaining any of the Licensed Patents, including any foreign filing or any Patent Cooperation Treaty filing. In the event that ESCALON makes such decision, ESCALON shall notify LICENSEE promptly and in sufficient time to permit LICENSEE at its sole discretion to continue such prosecution or maintenance at LICENSEE’s expense. If LICENSEE elects to continue such prosecution or maintenance, ESCALON shall execute such documents and perform such acts at LICENSEE’s expense as may be reasonably necessary for LICENSEE to so continue such prosecution or maintenance.

10.4 LICENSEE shall reimburse patent expenses paid by ESCALON as follows:

ESCALON shall provide notice to LICENSEE of all reasonable and necessary out-of-pocket expenses paid by ESCALON in external monitoring, drafting, filing, prosecuting and maintaining the Licensed Patents, including without limitation fees paid to outside counsel or consultants; patent office fees for filing, prosecution, reissue, reexamination and issue; maintenance fees; fees for foreign filings and Patent Cooperation Treaty filings; but not including any part of any ESCALON employee’s salary.

The first such notice of expenses provided by ESCALON shall include all such expenses incurred by ESCALON up to the Effective Date with respect to all Licensed Patents (Exhibit A). LICENSEE shall reimburse ESCALON $75,000 within 18 months of the Effective Date of this Agreement. LICENSEE shall not be responsible for further reimbursement of the remaining unreimbursed portion of such expenses.

Thereafter ESCALON shall provide LICENSEE with periodic notice of expenses incurred prior to the Required $1,000,000 Funding Closing. LICENSEE shall reimburse ESCALON for 100% of all such expenses relating to the Licensed Patents on Exhibit B or any other Licensed Patents within thirty (30) days of receipt of such notice of expenses. LICENSEE shall have the right to choose the patent attorneys after consultation with ESCALON.

With regard to expenses which are incurred from the Required $1,000,000 Funding Closing forward, LICENSEE shall reimburse ESCALON for all such expenses within 30 days of receipt of notice and reasonable documentation (including attorney invoices) of such expenses. LICENSEE shall have the right to choose the patent attorneys after consultation with ESCALON. LICENSEE shall not be required to reimburse expenses incurred through foreign filings or Patent Cooperation Treaty filings made after the Effective Date, unless such filings have been requested and approved by LICENSEE, however, in any case where LICENSEE fails to reimburse ESCALON for any of the above described expenses, any patent applications or resulting patent shall not be included in the definition of “Technology” and “Licensed Patents” herein.

11. INFRINGEMENT.

11.1 During the term of this Agreement, LICENSEE shall have the first option to police the Licensed Patents and Products against infringement within the Field of Use by other parties. This right to police includes defending any action for declaratory judgment of noninfringement or invalidity; and prosecuting, defending or settling all infringement and declaratory judgment actions at its expense and through counsel of its selection, except that any such settlement shall only be made with the advice and consent of ESCALON. ESCALON shall provide reasonable assistance to LICENSEE with respect to such actions, provided LICENSEE shall reimburse ESCALON for out-of-pocket expenses incurred in connection with any such assistance rendered at LICENSEE’s request or reasonably required by ESCALON. In the event LICENSEE elects to institute any such action or suit, ESCALON agrees to be named as a nominal party therein. ESCALON retains the right to participate, with counsel of its own choosing and at its expense, in any action under this Section 11.1.

11.2 In the event that LICENSEE shall institute an action for infringement of a Licensed Patent or defend a declaratory judgment or other action with respect to a Licensed Patent, any portion of any resulting settlement payments or damages awarded which is received by LICENSEE, less LICENSEE’s actual outside attorney fees and other direct, out-of-pocket litigation expenses, including expenses due ESCALON for its participation in said litigation as provided under Section 11.1 (not to include any compensation paid to employees of LICENSEE or Sublicensees) paid and unrecovered by LICENSEE, shall be paid 75% to LICENSEE and 25% to ESCALON.

If LICENSEE has paid or pays an annual fee to ESCALON under Section 4.6 in the year in which a payment or award as set out above is received, then that annual fee may be credited by LICENSEE against the share of the payment or award otherwise due to ESCALON, exactly as if that share represented additional royalties due from LICENSEE.

11.3 In the event that LICENSEE fails to take action to abate any alleged infringement of a Licensed Patent within sixty (60) days of a request by ESCALON to do so (or within such shorter period which might be required to preserve the legal rights of ESCALON under the laws of any relevant government or political subdivision thereof), then ESCALON shall have the right to take such action (including prosecution of a suit) at its expense and LICENSEE shall use reasonable efforts to cooperate in such action, at LICENSEE’s expense. In the event ESCALON elects to institute any such action or suit, LICENSEE agrees to be named as a nominal party therein. ESCALON shall have full authority to settle on such terms as ESCALON shall determine.

11.4 LICENSEE shall promptly notify ESCALON in writing in detail of the discovery of any allegation by a third party of infringement resulting from the practice of Licensed Patents, and of the initiation of any legal action by LICENSEE or by any third party with regard to any alleged infringement or noninfringement. LICENSEE shall in a timely manner keep ESCALON informed and provide copies to ESCALON of all documents regarding all such proceedings or actions instituted by LICENSEE.

12. NO WARRANTIES; LIMITATION ON ESCALON’S LIABILITY.

12.1 ESCALON, including its officers, employees and agents all to the extent acting as ESCALON agents, makes no representations or warranties that any Licensed Patent is or will be held valid, or that the manufacture, use, sale or other distribution of any Products will not infringe upon any patent or other rights not vested in ESCALON.

12.2 ESCALON, INCLUDING ITS OFFICERS, EMPLOYEES AND AGENTS, MAKES NO REPRESENTATIONS, EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ASSUMES NO RESPONSIBILITIES WHATSOEVER WITH RESPECT TO DESIGN, DEVELOPMENT, MANUFACTURE, USE, SALE OR OTHER DISPOSITION BY LICENSEE OR SUBLICENSEES OF PRODUCTS.

12.3 THE ENTIRE RISK AS TO PERFORMANCE OF PRODUCTS IS ASSUMED BY LICENSEE AND SUBLICENSEES. In no event shall ESCALON, including its officers, employees and agents, be responsible or liable for any direct, indirect, special, incidental, or consequential damages, or lost profits other economic loss or damage, to LICENSEE, Sublicensees or any other individual or entity regardless of legal theory. The above limitations on liability apply even though ESCALON, its officers, employees or agents may have been advised of the possibility of such damage.

12.4 LICENSEE shall not, and shall require that its Sublicensees do not, make any statements, representations or warranties or accept any liabilities or responsibilities whatsoever to or with regard to any person or entity which are inconsistent with any disclaimer or limitation included in this Section 12.

13. INDEMNITY; INSURANCE.

13.1 Except to the extent resulting from the gross negligence or intentional misconduct of ESCALON, LICENSEE shall defend, indemnify and hold harmless and shall require its Sublicensees to defend, indemnify and hold harmless ESCALON, its officers, employees and agents, for and against any and all claims, demands, damages, losses, and expenses of any nature (including attorneys’ fees and other litigation expenses), resulting from, but not limited to, death, personal injury, illness, property damage, economic loss or products liability arising from or in connection with, any of the following:

(1) Any manufacture, use, sale or other disposition by LICENSEE, Sublicensees or transferees of Products;

(2) The direct or indirect use by any person of Products made, used, sold or otherwise distributed by LICENSEE or Sublicensees;

(3) The use by LICENSEE or Sublicensees of the TECHNOLOGY or the Licensed Patents.

13.2 ESCALON shall be entitled to participate at its option and expense through counsel of its own selection, and may join in any legal actions related to any such claims, demands, damages, losses and expenses under Section 13.1 above.

13.3 Prior to any distribution of any Product by LICENSEE or Sublicensees for any human clinical trials, any commercial sale, or any other distribution for a Product’s use by an end user, LICENSEE shall purchase and maintain in effect or require its Sublicensee as to such Product to purchase and maintain in effect a policy of product liability insurance providing reasonable coverage for all indemnification obligations of LICENSEE and its Sublicensees hereunder with respect to such Product. Each such policy shall specify ESCALON, including its officers and employees acting in their capacities for ESCALON, as an additional insured. LICENSEE shall furnish certificate(s) of such insurance to ESCALON, upon request.

In the event that a policy of product liability insurance required under this Section is unavailable to LICENSEE or is available only under conditions that are inconsistent with reasonable business practices, ESCALON agrees to enter into good faith discussions with LICENSEE to attempt to achieve a modification of this Section which is acceptable to both parties.

13.4 ESCALON shall obtain, from any other commercial licensee of the Licensed Patents and the TECHNOLOGY for uses in the medical field outside of the Field of Use, indemnification and insurance obligations substantially equivalent to those required of LICENSEE hereunder (ESCALON, in its sole discretion, may allow third parties to self-insure where the third party demonstrates assets and abilities to so self-insure, given the field of use licensed).

14. TERM AND TERMINATION.

14.1 Upon any termination of this Agreement, and except as provided herein to the contrary, all rights and obligations of the Parties hereunder shall cease, except as follows:

(a) Obligations to pay royalties and other sums accruing hereunder up to the day of such termination;

(b) ESCALON’s rights to inspect books and records as described in Section 5, and LICENSEE’s obligations to keep such records for the required time;

(c) Obligations to hold harmless, defend and indemnify ESCALON under Section 13;

(d) Any cause of action or claim of LICENSEE or ESCALON accrued or to accrue because of any breach or default by the other Party hereunder;

(e) The general rights, obligations, and understandings of Sections 2, 12, 17, 18, 19, 27 and 28; and

(f) All other terms, provisions, representations, rights and obligations contained in this Agreement that by their sense and context are intended to survive until performance thereof by either or both Parties.

14.2 This Agreement will become effective on its Effective Date and, unless terminated under another specific provision of this Agreement, will remain in effect until and terminate upon the latter of (a) the last to expire of Licensed Patents, (b) the tenth anniversary date of the Effective Date or (c) the fifth anniversary date of the date of the First Commercial Sale.

14.3 If LICENSEE shall at any time default in the payment of any royalty or the making of any report hereunder, or shall make any false report, or if either Party shall commit any material breach of any covenant or promise herein contained, and shall fail to remedy any such default, breach or report within sixty (60) days after written notice thereof by the other Party specifying such default (15 days with respect to non-payment of monies by LICENSEE), then that other Party may, at its option, terminate this Agreement and the license rights granted herein by notice in writing to such effect. Any such termination shall be without prejudice to either Party’s other legal rights for breach of this Agreement.

14.4 LICENSEE may terminate this Agreement at any time by giving ESCALON a notice of termination, effective ninety (90) days thereafter. Such notice shall be deemed by the Parties to be final and, immediately upon receipt of such notice of termination, ESCALON shall have the right to enter into agreements with others for the manufacture, sale, and/or use of any Products in the Field of Use. Notwithstanding the right of termination, LICENSEE shall pay all royalties due to ESCALON pursuant to this Agreement.

14.5 This Agreement and all license rights granted herein will immediately terminate within 18 months of the effective date of this Agreement unless prior to that time LICENSEE has completed the Required $1,000,000 Funding Closing and has notified ESCALON of that closing under Section 7.4.

14.6 ESCALON may terminate this Agreement if LICENSEE has not completed a clinically acceptable prototype within three years of the Effective Date. Subsequently thereafter, ESCALON may terminate this Agreement if LICENSEE has not achieved its First Commercial Sale within five years after the Effective Date.

15. ASSIGNMENT.

This Agreement shall not be assignable by LICENSEE without the prior written consent of ESCALON; provided, however, that LICENSEE shall have the right to assign the Agreement to any successor entity by merger or acquisition or to any purchaser of substantially all of the LICENSEE’s business to which this Agreement relates, without the consent of ESCALON, upon written agreement by the intended assignee to accept all of the terms and conditions of the Agreement.

During the Term of this Agreement, ESCALON agrees that it will not sell its rights in one or more of the Licensed Patents to any third party unless ESCALON has previously offered to sell such patents to LICENSEE under the terms of this Section 15. LICENSEE must notify ESCALON in writing within five (5) days of its receipt of ESCALON’s offer of its desire to purchase such patents. Upon receipt of timely notification from LICENSEE, ESCALON and LICENSEE shall commence negotiation of the terms of such sale. If LICENSEE does not notify ESCALON of its desire to purchase such patents within five (5) days of receipt of ESCALON’s offer or ESCALON and LICENSEE are unable to agree on mutually acceptable terms within thirty (30) days from LICENSEE notifying ESCALON that it desires to purchase such patents, then ESCALON may sell the Licensed Patents to any third party of its choosing without further obligation to LICENSEE.

16. REGISTRATION AND RECORDATION.

16.1 If the terms of this Agreement, or any assignment or license under this Agreement are or become such as to require that the Agreement or license or any part thereof be registered with or reported to a national or supranational agency of any area in which LICENSEE or Sublicensees would do business, LICENSEE will, at its expense, undertake such registration or report. Prompt notice and appropriate verification of the act of registration or report or any agency ruling resulting from it will be supplied by LICENSEE to ESCALON.

16.2 Any formal recordation of this Agreement or any license herein granted which is required by the law of any country, as a prerequisite to enforceability of the Agreement or license in the courts of any such country or for other reasons, shall also be carried out by LICENSEE at its expense, and appropriately verified proof of recordation shall be promptly furnished to ESCALON.

17. LAWS AND REGULATIONS OF THE UNITED STATES; EXPORT.

17.1 This Agreement shall be subject to all United States laws and regulations now or hereafter applicable to the subject matter of this Agreement.

17.2 LICENSEE shall comply, and shall require its Sublicensees to comply, with all provisions of any applicable laws, regulations, rules and orders relating to the license herein granted and to the testing, production, transportation, export, packaging, labeling, sale or use of Products, or otherwise applicable to LICENSEE’s or its Sublicensees’ activities hereunder. LICENSEE shall obtain, and shall require its Sublicensees to obtain, such written assurances regarding export and re-export of technical data (including Products made by use of technical data) as may be required by the Office of Export Administration Regulations, and LICENSEE hereby gives such written assurances as may be required under those Regulations to ESCALON.

18. USE OF ESCALON’S NAME.

LICENSEE agrees to refrain from using and to require Sublicensees to refrain from using the name of ESCALON in publicity or advertising without the prior written approval of ESCALON. Reports in scientific literature and presentations of joint research and development work are not considered publicity.

19. PRODUCT MARKING.

LICENSEE agrees to mark, and to require Sublicensees to mark, Products with the appropriate patent notice as approved by ESCALON (when appropriate), such approval not to be unreasonably withheld.

20. NOTICES.

Any notice, request, report or payment required or permitted to be given or made under this Agreement by either Party shall be given by sending such notice by certified or registered mail, return receipt requested, to the address set forth below or such other address as such Party shall have specified by written notice given in conformity herewith. Any notice not so given shall not be valid unless and until actually received, and any notice given in accordance with the provisions of this Section shall be effective when mailed.

To ESCALON:	Escalon Medical Corp.
351 East Conestoga Road
Wayne, PA 19087
Attn: Chief Executive Officer

To LICENSEE:	IntraLase, Inc.
30 Hughes, Suite 208
Irvine, California 92618
Attn: Chief Executive Officer

21. INVALIDITY.

In the event that any term, provision, or covenant of this Agreement shall be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, that term will be curtailed, limited or deleted, but only to the extent necessary to remove such invalidity, illegality or unenforceability, and the remaining terms, provisions and covenants shall not in any way be affected or impaired thereby.

22. ENTIRE AGREEMENT AND AMENDMENTS.

This Agreement contains the entire understanding of the Parties with respect to the matter contained herein. The Parties may, from time to time during the continuance of this Agreement, modify, vary or alter any of the provisions of this Agreement, but only by an instrument duly executed by authorized officials of both Parties hereto.

23. WAIVER.

No waiver by either Party of any breach of this Agreement, no matter how long continuing or how often repeated, shall be deemed a waiver of any subsequent breach thereof, nor shall any delay or omission on the part of either Party to exercise any right, power, or privilege hereunder be deemed a waiver of such right, power or privilege.

24. ARTICLE HEADINGS.

The Section headings herein are for purposes of convenient reference only and shall not be used to construe or modify the terms written in the text of this Agreement.

25. NO AGENCY RELATIONSHIP.

The relationship between the Parties is that of independent contractor and contractee. Neither Party shall be deemed to be an agent of the other in connection with the exercise of any rights hereunder, and neither shall have any right or authority to assume or create any obligation or responsibility on behalf of the other.

26. FORCE MAJEURE.

Neither Party hereto shall be deemed to be in default of any provision of this Agreement, or for any failure in performance, resulting from acts or events beyond the reasonable control of such Party, such as Acts of God, acts of civil or military authority, civil disturbance, war, strikes, fires, power failures, natural catastrophes or other “force majeure” events.

27. GOVERNING LAW.

This Agreement and the relationships between the Parties shall be governed in all respects by the law of the State of Michigan (notwithstanding any provisions governing conflict of laws under such Michigan law to the contrary), except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent has been granted.

28. JURISDICTION AND FORUM.

The Parties hereby consent to the jurisdiction of the courts of the State of Michigan over any dispute concerning this Agreement or the relationship between the Parties. Should LICENSEE bring any claim, demand or other action against ESCALON, its fellows, officers, employees or agents, arising out of this Agreement or the relationship between the Parties, LICENSEE agrees to bring said action only in the Michigan Court of Claims.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement in duplicate originals by their duly authorized officers or representatives.

FOR LICENSEE		FOR ESCALON MEDICAL CORP.

By:	/s/ RANDY ALEXANDER	By:	/s/ RICHARD J. DEPIANO
Chief Executive Officer			Chairman and Chief Executive Officer

Date:	10/17/00	Date:	10/17/00

Exhibit A to License Agreement between the Escalon Medical Corp. (“ESCALON”) AND IntraLase, Inc., (“LICENSEE”)

LICENSED PATENTS

Issued Patents

Docket Number	Patent Title	Patent Number	Country
10813.1	Multiwavelength Laser Source	4,764,930	United States
10813.2	3-D Laser Beam Delivery	4,901,718	United Sates
10813.2b	3-D Laser Beam Delivery	1,724,927	Japan
10813.2d	3-D Laser Beam Delivery	603532	Australia
10813.3	Eyetracker & Method of Use	4,848,340	United States
10813.3a	Eyetracker & Method of Use	1,322,779	Canada
10813.4	Imaging System for Surgical Lasers	4,881,808	United States
10813.5	Method for Reshaping the Eye	4,907,586	United States
10813.14	Method for Reshaping the Cornea	4,988,348	United States
10813.15a	High Power Diode Pump Laser	2,013,388	Canada
10813.18	Device for Mapping Corneal Topography	5,062,702	United States
10813.23	Pockle Cell Damping System	5,221,988	United States
10813.28	Method for Removing Cataractous Material	5,246,435	United States
10813.28.1	Apparatus for Removing Cataractous Mat.	5,439,482	United States
10813.34	Eye Stabilizing Mech. For Use in Ophthalmic Laser Surgery	5,336,215	United States
10813.34c	Eye Stabilizing Mech For Use in Ophthalmic Laser Surgery	662704	Australia
10813.40f	Intrastromal Photo-Refractive Keratectomy	NI-083061	Taiwan
10813.42	Device & Method for High Power End Pumping	5,541,951	United States
10813.44	System and Method for Control of a Pockels’ Cell	5,548,234	United States
10813.48	Time-Sharing Laser	5,561,678	United States

Pending Patent Applications

Docket Number	Description	Country
***	***	Japan
***	***	Canada
***	***	PCT
***	***	United States
***	***	United States
***	***	PCT
***	***	PCT

***	Material has been omitted pursuant to a request for confidential treatment.

Exhibit B to License Agreement between the Escalon Medical Corp. (“ESCALON”) and IntraLase, Inc., (“LICENSEE”)

List of its Equipment and Inventory to by transferred from ESCALON to LICENSEE as of the Effective Date.

The following equipment and inventory is stored at the Irvine Facility (30 Hughes Drive, Suite 207) and at PS Storage, 18 Hughes, Irvine, CA. Lot No. 21.

Item	Number
2001 Ophthalmologic laser system. S/N 132	3 pcs. boxed for transport
4000 delivery skins	1 box
4000 Mockup	1
4000 Ophthalmologic laser system with gurney.	1 box with gurney on top
Assorted cardboard boxes	Undetermined number
Blue pallet	1 pallet
Coffee table.	1 table
Cork board	4 boards
Covers for 4000. Part No. 602016	2 boxes
Covers for 4000. Part No. 602120	1 box
Covers for 4000. Part No. 602121	1 box
Covers for 4000. Part No. 602125	1 box
Cubical wall panels. Various sizes.	29 pcs.
Curtain rods	6
Dry board (large 4x6 ft.)	1 board
Dry board (small)	1 board
Five ft. folding tables.	3 tables
Four wheel rolling chairs	5 chairs
Furniture pallet w/ removable U handles	2 pallets
Garbage can dolly	1 dolly
Goggle rack w/ goggles	1 box
Heavy foam panels for transporting 4000.	4 pcs. of large panels; 2 smaller pcs.
ISL brochures	2 boxes
Laboratory bench (blue)	1 bench
Laser curtains	2 curtains
Office chairs (purple)	2 chairs
Plastic 3 ft. computer desks.	3 desks
Plastic 5 ft. computer desks.	5 desks
Plastic computer tables	4 pcs
Presentation stand	2 stands
Purple panels for 4000.	9 pcs.
Quantronix power supplies.	11 units
Six foot folding table.	1 table
Six foot wooden work bench.	1 bench disassembled.
Six foot work table.	1 table
Step ladder	2 ladders
Tektronix portable instrument carts	2 carts
Two 6 ft. work benches.	2 benches
Various 4000 “skins”	11 pcs.

Wall hanging coat rack	1 rack
Work table (8 ft.)	1 unit
Assorted Laser Optics	2 cabinets
Assorted Mechanical Mounts	2 cabinets
Assorted Hardware	2 cabinets
DC power supplies	9 units
SDL 820 diode power supply	1
HP high signal frequency generator	1
Stanford Research signal generator	1
Piezo driver	1
Autocorelators	3
Tektronix 2465B Oscilliscope	3
Tektronix 2425A Oscilliscope	2
Spiricon Laser Beam analyzer	1
ISL 5000 Laser System	1
ISL 4000 Laser System	1
Sony Triniton TV monitor	1
Sony VCRs	3
Sony CCD camera	1
Newport Scientific Series Optical Benches	2
Newport Optical Breadboards	2
Olympus SZH10 Stereo microscope	1
Production Series workbench	5
RCV 300 chillers	2
Infrared viewers	3
Newport Research Series optical benches	2
Assorted general furniture
Assorted general hardware
Assorted engineering files and cabinets
Modern Optics Breadboard	2
Partially assembled ISL 5000 Laser	1
Apartment Refrigerator	1
Ophthasonic Pachymeter	1
Fibertech diode lasers	2
Assorted stock and office supplies
Toyota 1030 Fork Lift	1
Partially assembled ISL 2000 Laser	4
Laser Mock-up	1
Laser Slit-lamps (partially assembled)	3
Kepko switching power supplies	6
Assorted clinical Lab supplies
Altos Computer system with TI 8920 printer	1
Panasonic Monitor	3
Apple Printer	1
Assorted computer files
Conference Table and Chairs	1
Personal slide projector	1
GE VCR	2
Viewing Screens	2

HP Laserjet 5p Printer	1
386/486 PC	4
Calcomp 1025 Plotter	1
Brother FAX machine	1
Textronic 2425a Oscillascope (Turi Design)	1
Service Kit (Turi Design	1
ISL Variflex Microscope including slit lamps and accessories (University of Szeged)	4

The following equipment is located at St. Louis University, Department of Ophthalmology St. Louis, MO on a loan basis.

Item	Number
2001/4000 Ophthalmologic laser and delivery system	2 pcs. Not boxed for transport

The following equipment is located at Charles Retinal Institute, Memphis, TN on a loan basis.

Item	Number
2001 Ophthalmologic laser system	2 pcs. Not boxed for transport

The following equipment is located at Wills Eye Hospital, Philadelphia, PA on a loan basis.

Item	Number
2001 Ophthalmologic laser system	2 pcs. Not boxed for transport

The following equipment is located at the Medical Laser Center, University of Lubeck, Lubeck, Germany on a loan basis.

Item	Number
2001 Ophthalmologic laser system	2 pcs. Not boxed for transport

The following equipment is located at New York Eye & Ear Infirmary, New York, NY on a loan basis.

Item	Number
4000 Ophthalmologic laser delivery system	1 pc. Not boxed for transport

The following equipment is located at Department of Ophthalmology Kantonsspital Aarau, Aarau, Switzerland on a loan basis.

Item	Number
4000 Ophthalmologic laser system	1 pc. Not boxed for transport

The following equipment is located at the University of Michigan (Center for Ultrafast Optical Science) on a loan basis.

Item	Number
5000 Ophthalmologic laser system with 4000 delivery system. S/N	1 pcs.